UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2013

Citizens Independent Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Ohio	333-191004	31-1441050
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

188 West Main Street

Logan, Ohio 43138

(740) 385-8561

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (740) 385-8561

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant.

(a)	Dismissal of Independent Registered Public Accounting Firm

On November 26, 2013 (the “Dismissal Date”), upon the recommendation of the Board of Directors (the “Board”) of Citizens Independent Bancorp, Inc. (the “Company”), the Company dismissed Dixon, Davis, Bagent & Company (“Dixon”), the Company’s independent registered public accounting firm.

Dixon’s report on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2012 and 2011 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2012 and 2011, and in the subsequent interim period through the Dismissal Date, (i) there were no disagreements between the Company and Dixon on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Dixon, would have caused Dixon to make reference to the subject matter of the disagreement in its reports on the financial statements for such years, and (ii) there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

In accordance with Item 304(a)(3) of Regulations S-K, the Company provided Dixon with a copy of the disclosure it is making in this Current Report on Form 8-K (the “Report”) prior to the time the Report was filed with the Securities and Exchange Commission (the “SEC”). The Company requested that Dixon furnish a letter addressed to the SEC stating whether or not Dixon agrees with the statements made herein. A copy of Dixon’s letter dated November 27, 2013 is attached hereto as Exhibit 16.1.

(b)	Engagement of New Independent Registered Public Accounting Firm

On November 25, 2013, the Board approved the appointment of Suttle & Stalnaker, PLLC (“Suttle”) as the Company’s independent registered public accounting firm to perform independent audit services for the fiscal year ended December 31, 2013. During the fiscal years ended December 31, 2012 and 2011, and in the subsequent interim period through the Dismissal Date, the Company has not consulted Suttle regarding (i) the application of accounting principles to any specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company’s financial statements, and either a written report or oral advice that was provided to the Company that Suttle concluded was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue; or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv)) or a reportable event (as defined in Item 304(a)(1)(v)).

Suttle will provide audit services to the Company related to its wholly-owned subsidiary, The Citizens Bank of Logan (the “Bank”). The Board has approved the audit services that Suttle provides the Company in accordance with applicable SEC independence rules. In accordance with Item 304(a)(2)(D), the Company provided Suttle with a copy of this Report prior to its filing with the SEC and requested that Suttle review the disclosure required by this Item 304(a) of Regulations S-K, before it is filed with the SEC. The Company provided Suttle the opportunity to furnish the Company with a letter addressed to the SEC containing any new information, clarification of the Company’s expression of its views, or the respects in which it does not agree with the statements made by the Company above. Suttle has advised that it does not intend to furnish such letter to the SEC.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)	Appointment of Certain Officers

On November 25, 2013, the Board appointed James V. Livesay as Chief Financial Officer of the Company. Mr. Livesay, 61, currently serves as the Chief Financial and Accounting Officer of the Bank since his appointment in September 2013. Prior to joining the Company and the Bank, Mr. Livesay previously served as controller at United Midwest Savings Bank near Columbus, Ohio, for approximately nine years. His previous assignments include manager of investment operations at Fifth Third Bank in Cincinnati, Ohio, from January 2002 to April 2003 and vice president and manager of finance and accounting of the treasury division at Huntington Bank in Columbus, Ohio, from 1987 to January 2002. Mr. Livesay’s prior responsibilities included oversight of internal controls, preparation and maintenance of audited financial statements, federal and state income tax analysis and management of regulatory reporting. None of Mr. Livesay’s prior employers are affiliated with the Company or the Bank. Mr. Livesay’s compensation consists of an annual salary from the Bank of $110,000 plus standard employment benefits including participation in the Company’s 401(k) plan.

(d)	Election of Directors

On November 25, 2013, pursuant to the Company’s Amended and Restated Regulations, the Board appointed three directors to fill the vacancies on the Board of Directors of the Company and the Bank. The new directors are Robert Carl Wolfinger, Jr., Jerry Don Johnson and Billy Jo King. Mr. Wolfinger, Mr. Johnson and Mr. King will receive $12,000 per year in cash for their service as directors of the Bank, consistent with prior practice.

Item 9.01. Financial Statements and Exhibits.

(d)          Exhibits

The following exhibits are furnished herewith:

Exhibit
Number	Exhibit Description
16.1	Dixon letter to SEC regarding change in certifying accountant

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CITIZENS INDEPENDENT BANCORP, INC.

Date: December 2, 2013
	By:	/s/ Ronald R. Reed
Ronald R. Reed
President and Chief Executive Officer